BancFirst Corporation Announces Two Acquisitions

OKLAHOMA CITY, Sept. 7, 2017 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS:BANF) today announced it has entered into agreements to acquire two Oklahoma banking corporations in exchange for a combination of cash and stock. The transactions are expected to be completed in January 2018 upon regulatory approval.

  First Wagoner Corp. and its subsidiary bank, First Bank & Trust Company - First Bank & Trust has locations in Wagoner, Luther, Tulsa, Ketchum, Disney, Grove, and Carney. First Bank & Trust Company has approximately $280 million in total assets, $258 million in loans, $244 million in deposits, and $36 million in equity capital.  The bank will operate as First Bank & Trust Company until merged into BancFirst, which is expected to be during the first quarter of 2018.
  First Chandler Corp. and its subsidiary bank, First Bank of Chandler - First Bank of Chandler has two locations in Chandler.  First Bank of Chandler has approximately $90 million in total assets, $82 million in loans, $79 million in deposits, and $11 million in equity capital.  The bank will operate as First Bank of Chandler until merged into BancFirst, which is expected to be during the second quarter of 2018.

BancFirst Corporation Executive Chairman David E. Rainbolt stated, "Wagoner is a thriving county seat community that fits us perfectly, and growing our presence in Chandler and eastern Oklahoma County is attractive as well." Rainbolt concluded, "I also look forward to Scott Martin joining our board. His is a savvy entrepreneur whose perspective will be valuable."

Scott Martin, controlling shareholder of both banks, said, "We chose BancFirst as a partner because we have observed first-hand how they take care of their communities. It was important to us that our customer relationships continue to be priority one."

BancFirst Corporation is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 100 banking locations serving 53 communities across Oklahoma. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

CONTACT: Kevin Lawrence, CFO, 405-270-1003, David Rainbolt, Executive Chairman, 405-270-1002